Exhibit 10.3


                         RIBOZYME PHARMACEUTICALS, INC.
                              2950 Wilderness Place
                             Boulder, Colorado 80301
                                       USA

February 4, 2003

To

SCHERING AKTIENGESELLSCHAFT
D-13342 Berlin
Germany
Attention: MR. FRANK ALBURG


Re: PURCHASE AGREEMENT dated as of April 9, 1997 ("Purchase Agreement") among RIBOZYME PHARMACEUTICALS, INC., a Delaware corporation (the "COMPANY"), SCHERING BERLIN VENTURE CORPORATION, a Delaware corporation and SCHERING AKTIENGESELLSCHAFT, a German corporation ("SCHERING AG").


Dear Mr. Alburg:


          Ribozyme Pharmaceuticals, Inc. (the "Company") intends to enter into a certain Common Stock and Warrant Purchase Agreement (the "Stock Purchase Agreement") with certain investors named therein (the "Investors"), providing for, among other things, the sale of a controlling interest in the Company to the Investors (the "Transaction"). Such Investors will include Oxford Bioscience Partners IV, The Sprout Group and Venrock Associates, Inc. (the New Investors), who shall purchase 50% or more of the common shares of the Company to be issued under the Stock Purchase Agreement. The execution of the Stock Purchase Agreement and the completion of the Transaction (the "Closing") are subject to the satisfaction of various conditions, but is expected to occur on or about April 10, 2003 (the "Closing Date"). The Investors have advised us that they intend to continue to operate the business of the Company at its current locations. Consummation of the Transaction pursuant to the terms of the Stock Purchase Agreement would result in a Change in Control (as defined in the Purchase Agreement) of the Company. Pursuant to Section X(l) of the Purchase Agreement, a Change in Control of the Company would constitute an Event of Default under the terms of the Purchase Agreement.

          The purpose of this letter is to obtain from you a waiver of your right to declare the Loans (as defined in the Purchase Agreement) outstanding to be in default and immediately due and payable in whole or in part as a result of the Change in Control pursuant to the Transaction. The Company acknowledges that the outstanding principal balance plus accrued interest owing to Schering AG under the Loans as of December 31, 2002 is U.S. $ 3,459,555.55.

          The funds received as part of the Transaction shall become and remain the property of the Company to be used for ordinary operating expenses of the Company and the Company will remain responsible for the performance of the Company's obligations and liabilities under the Purchase Agreement. In the event the proposed Transaction is abandoned or the Closing does not occur by June 30, 2003 for any reason, or if the terms of the Transaction at the time of Closing are materially different than those set forth in the Preliminary Summary of Terms provided herewith, this letter agreement shall be null and void and without any force or effect whatsoever. We shall keep you periodically informed of the status of the proposed transactions and you will be notified if and when the Closing occurs.

          In consideration of Schering AG's grant of the waiver provided herein, the Company agrees to the following:

          a. In the event the Company receives less than $45 million within ninety (90) days after the Closing Date based on receipts, net of underwriters/placement fee, from the Transaction, the Company shall pay to Schering AG, in each case in immediately available funds:

               (i) All accrued interest on the Loans as of the Closing Date, within five (5) days after the Closing Date;

               (ii) Not later than five (5) days after the close of each
                    calendar quarter after the Closing Date, payment of all accrued interest on the Loans through the end of such calendar quarter; and

               (iii) The outstanding principal balance of the Loans in full plus all accrued and unpaid interest, on April 9, 2004, which shall be the Maturity Date.

          OR

          b. In the event the Company receives greater than or equal to $45 million within ninety (90) days after the Closing Date based on receipts, net of underwriters/placement fee, from the Transaction, the Company shall promptly issue warrants to Schering AG, in form and content reasonably acceptable to Schering AG, to purchase Common Stock of the Company in a number equivalent to 250,000, with a 5-year term and an exercise price per share at $0.42. The number of Common Stock and the exercise price attributable to the warrants, shall be proportionately adjusted for any reverse stock split. In addition, the Company shall pay to Schering AG in each case in immediately available funds:

               (i) All accrued interest on the Loans as of the Closing Date, within five (5) days after the Closing Date;

               (ii) Not later than five (5) days after the close of each
                    calendar quarter after the Closing Date, payment of all accrued interest on the Loans through the end of such calendar quarter; and

               (iii) The outstanding principal balance of the Loans in full plus all accrued and unpaid interest on January 31, 2005, which shall be the Maturity Date.

          Failure to make any payment of principal or interest in the amounts and on the applicable dates set forth above shall be an Event of Default pursuant to Article X of the Purchase Agreement. Except as specifically set forth above, all other terms and conditions of the Purchase Agreement and all other documents executed in connection therewith, including without limitation the Security Agreement entered into between Schering AG and the Company dated as of April 9, 1997, and all amounts owing thereunder to Schering AG shall remain in full force and effect.

          If the foregoing meets with your approval, kindly sign and date this letter in the space provided below, retain one copy for your records and return one copy to the undersigned, whereupon this letter shall, subject to the terms and conditions set forth herein, serve as a waiver of Schering AG's right to declare the Loans immediately due and payable due to a Change in Control resulting from the Transaction.

                                        Very truly yours,

                                        RIBOZYME PHARMACEUTICALS, INC.


                                        By: /s/ Howard W. Robin
                                            ---------------------------
                                            Howard W. Robin
                                            President and CEO


ACKNOWLEDGED AND AGREED
as of this 6th day of February 2003.


SCHERING AG


By: /s/ Frank Alburg
    -----------------------------------
    Name:  Frank Alburg
    Title: Head of Group Finance


By: /s/ Murati-Laebe
    -----------------------------------
    Name:  Murati-Laebe
    Title: Legal Counsel